Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of August 31, 2018 between ConvergeOne Holdings Corp (the “Company”) and CVC Advisers (U.S.) Inc. (“Interested Party”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving a newly incorporated company (“New co”) to be invested in by funds or vehicles (“ CVC Funds”) advised by Interested Party and/or its Affiliates and the Company (any such possible negotiated transaction, a “Transaction” and each of Interested Party and the Company being sometimes referred to collectively as the “Parties” and individually as a “Party”), each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries (each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”). This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Other than as specifically provided in Sections 2 and 4 below, Recipient will not, and will direct the Recipient’s Representatives (as defined in Section 15 below) not to, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating, negotiating and/or consummating a Transaction; or

(b) disclose any of the Provider’s Confidential Information to any Person (as defined in Section 15 below), including, for the avoidance of doubt and without limitation, any Representative of the Recipient unless in compliance with Section 4 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives, except that Recipient shall not be responsible for any breach of this Agreement by those of its Representatives who have otherwise entered into a confidentiality agreement directly with the Company consistent with the confidentiality provisions of this Agreement.

2. Party Contact. Each of Recipient’s Representatives shall have been directed to abide by the provisions of this Agreement expressly applicable to Representatives.

3. No Representations by Provider. The Provider will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty hereunder, nor will be making, solely by virtue of providing Confidential Information to Recipient, any such representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability hereunder to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as a waiver of a Party’s right to assert, and each Party hereby expressly reserves all rights with respect to, any claim based on fraud or the bad faith of the other Party.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representative’s) disclosure thereof;

subject to Section 2 and Section 4(b), the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) reasonably needs to know such Confidential Information for the purpose of helping the Recipient consider, evaluate, negotiate and/or consummate a Transaction, and (B) has been directed to, and has agreed to, abide by the provisions of this Agreement expressly applicable to Representatives; and

subject to Section 4(c) below, the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider to the extent required by any law, rule, or regulation, including in connection with any legal, regulatory, judicial, or administrative process (including any deposition, interrogatory, oral questioning, information or document request, subpoena, court order, regulatory filing, civil investigative demand or other similar process) or any audit or inquiry by a regulator, bank examiner or auditor, self-regulating organization or pursuant to mandatory professional ethics rules (collectively, “Law”).

(b) If prior to the disclosure of certain Confidential Information, the Provider delivers to the Recipient a written notice stating that such Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient (e.g. outside counsel only), then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient (and, if applicable, such specified Representatives) will not thereafter disclose or permit the disclosure of any of such designated Confidential Information to any other Representative of the Recipient.

(c) Notwithstanding the provisions of Section 4(a)(iii), if the Recipient or any of the Recipient’s Representatives is requested or required by Law to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will, and will direct its Representatives to, as soon as reasonably practicable, provide the Provider with written notice (email being sufficient) of the applicable request or requirement so that the Provider may seek, at its sole expense, a protective order or other appropriate remedy to prevent, limit or delay such disclosure or the nature and scope thereof; provided, that notice to the Provider is not required if an information request is made by a bank, securities, tax or other regulatory, governmental or supervisory authority in the course of a routine, ordinary course examination of Recipient’s or its Representatives’ books and records by such authority, or in response to any request by such authority that is not targeted at the Confidential Information, Provider or the Transaction. The Recipient will, and will direct its Representatives to, reasonably cooperate with the Provider and the Provider’s Representatives, at the Provider’s sole expense, in any reasonable attempt by the Provider to obtain any such protective order or other remedy, except to the extent that such efforts involve litigation against the Recipient or any of its Representatives. In the absence of such protective order or other remedy in connection with any request or requirement that the Recipient or any of its Representatives, as applicable and as required by Law, disclose Confidential Information of the Provider, the Recipient or such Representative receives advice from legal counsel confirming that the disclosure of such Confidential Information is required by Law, then the Recipient or any such Representatives, as applicable and as required by Law, may disclose such Confidential Information solely to the extent required by Law; provided, however, that the Recipient and its Representatives will reasonably cooperate with the Provider’s reasonable efforts, at the Provider’s sole expense, to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. Upon receipt of the Provider’s written request, the Recipient will, and will direct the Recipient’s Representatives to, reasonably promptly deliver to the Provider or destroy, at the Recipient’s option, any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement for the term of this Agreement. In addition, notwithstanding this Section 5, (i) Recipient and its Representatives may retain secured copies of the Provider’s Confidential Information solely to the extent required to comply with Law, legal or regulatory requirements, established document retention policies or demonstrate compliance with this Agreement, (ii) Recipient and its Representatives shall not be required to destroy any computer files stored securely by them that are created during automatic system back-up and shall be entitled to retain such Confidential Information as they are required to retain by Law or any professional standard applicable to them (any such retained Confidential Information pursuant to clauses (i) through (ii), “Retained Confidential Information”).

6. Limitation on Soliciting Employees and Distributors. During the twelve (12) month period commencing on the date of this Agreement, Interested Party will not, directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any Covered Person (as defined herein) to terminate such Covered Person’s relationship with the other Party in order to become an employee, consultant, distributor or independent contractor, to or for Interested Party; provided, however, that the foregoing provision will not be deemed to prevent (a) Interested Party or its Representatives from conducting bona fide general solicitations of employment published in a journal, newspaper or other publication of general circulation or in trade publications or other similar media or through the use of search firms or the internet and which, in any case, are not directed specifically toward the Company or its employees or (b) the employment of any such Person (i) if such Person first approaches Interested Party on an unsolicited basis or (ii) following cessation of such Person’s employment with the Company without any prior solicitation or encouragement by Interested Party in violation of this Agreement. For purposes of this Agreement, “Covered Person” shall mean any Person who is a manager or executive employee of the Company or any subsidiary of the Company as of the date of this Agreement or who becomes a manager or executive employee of the Company or of any subsidiary of the Company before the termination of discussions regarding a Transaction, and either (i) with whom Interested Party has direct interaction during discussions and negotiations regarding a possible Transaction or (ii) about whom the Company has provided Confidential Information to Interested Party in advance of any solicitation by Interested Party (other than basic employee census data or other generalized information).

7. Limitation on Soliciting Customers, Vendors and Suppliers. During the twelve (12) month period commencing on the date of this Agreement, Interested Party will not (a) directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any known customer of, vendor or supplier to the Company to cease or materially alter its relationship with the Company, nor (b) contact any known customer of, vendor or supplier to the Company regarding any of the Company’s Confidential Information or a Transaction; provided, however, the covenants contained in this Agreement shall not limit any contacts made by Interested Party or its Representatives (i) in respect of such Persons in the ordinary course of business consistent with past practice (ii) in the course of conducting commercial or market due diligence in connection with a Transaction on a no-names basis with the prior consent of Provider (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) with Representatives (acting in their capacity as such).

8. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party, and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any Definitive Agreement between the Parties: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party may suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties.

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that a Provider may assign its rights hereunder to any acquiror of or other successor in interest to the Provider. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the County of Newcastle in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address and email addresses set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the County of Newcastle in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the County of Newcastle in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include:

(a) any information (including, without limitation, any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other Affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider on or after the date hereof in connection with the consideration, evaluation or negotiation of a Transaction;

(b) such portion of any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, or reflects in any reasonably apparent manner any information of the type referred to in clause ]”(a)” of this Section 12;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this Section 12 has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a Transaction involving the Parties, and the proposed terms of any such Transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

any information that is or becomes generally available to the public or generally known in the industry in which the Company operates other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this Agreement;

any information that was in the Recipient’s or any of its Representatives’ possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known by the Recipient to be bound by any contractual or other obligation of confidentiality, directly or indirectly, to the Provider with respect to any of such information;

any information that is or becomes available to the Recipient or any of its Representatives’ on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known by the Recipient to be bound by any contractual or other obligation of confidentiality, directly or indirectly, to the Provider with respect to any of such information; or

is or was independently developed by the Recipient or its Representatives with no use of Confidential Information.

13. Trading in Securities. Interested Party acknowledges and agrees that it is aware (and that the its Representatives are aware or will be advised by Interested Party) that Confidential Information being furnished by the Company contains material, non-public information regarding the Company and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

14. Standstill. As of the date hereof, Interested Party hereby represents and warrants to the Company that neither Interested Party nor any of its subsidiaries, nor any Person with whom Interested Party or any of Interested Party’s subsidiaries may be deemed to be acting in concert, owns any securities of the Company. Interested Party agrees that, for a period of twelve (12) months from the date of this Agreement, unless specifically invited in writing by the board of directors of the Company, neither Interested Party nor any of its subsidiaries, nor any Person with whom Interested Party or any of Interested Party’s subsidiaries may be deemed to be acting in concert, will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or, any of the subsidiaries or assets of the Company constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) with respect to the Company or otherwise act in concert with any Person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Company or to obtain representation on the board of directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Interested Party also agrees during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence); provided, that in the event that the Company or any of its subsidiaries issues any securities after the date hereof, the Company shall, as soon as reasonably practicable, provide Interested Party notice of such issuance so that Interested Party may seek to comply with the terms of this Section 14 that are applicable to such newly issued securities. The term “securities”, as used in this Agreement, shall include, without limitation, any securities of the Company and any derivative, swap or other transaction the purpose or effect of which is to give Interested Party or any of its subsidiaries, or any Person with whom Interested Party or any of its subsidiaries may be deemed to be acting in concert, economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transaction is determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transaction provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company. The Parties acknowledge and agree that the foregoing shall not limit Interested Party in any way from acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that, prior to entering into the definitive agreement with respect to such acquisition, beneficially owns securities of the Company so long as (A) such entity’s prior acquisition of such securities was not made directly or indirectly on Interested Party’s behalf or in connection with or anticipation of Interested Party’s acquisition of such company or business, and (B) such entity’s ownership was not a primary factor in the decision to consummate such transaction. The Company confirms that, at the time this Agreement is entered into, each Person that has executed a confidentiality agreement in relation to a Transaction has agreed, in such confidentiality agreement, to comply with obligations which are at least as onerous as those placed upon Interested Party by this Section 14.

15. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or during the term of this Agreement becomes (i) a subsidiary or other Affiliate of such Party, or (ii) an officer, director, member, manager, executive partner, employee, partner, advisor (including without limitation accountants, attorneys, financial advisors and consultants), agent or other representative, of such Party or of any of such Party’s subsidiaries or other Affiliates, or (iii) only upon prior written approval of other Party, any debt financing source to be used in connection with a potential Transaction; provided, that the term “Representatives” shall only include those who actually receive Confidential Information from Recipient or one of Recipient’s other Representatives or otherwise in connection with Recipient’s consideration of a Transaction.

(b) Interested Party agrees not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for a Possible Transaction; provided, that, notwithstanding the foregoing, any debt financing sources may establish an industry standard “tree” system whereby separate groups or “trees” will be formed and dedicated to Interested Party and any other party, respectively, involved in any similar transaction, solely to the extent that Interested Party has engaged such debt financing sources in good faith. For the avoidance of doubt, such system will not violate this Agreement.

(c) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(d) The term “Affiliate” has the meaning given to it under the 1934 Act; provided, that with respect to Interested Party, the term “Affiliate” means a person that directly, or indirectly, controls or is controlled by, or is under common control with Interested Party, and also includes Newco and CVC Funds, in each case to the extent they receive Confidential Information in connection with a Transaction; but excludes (i) CVC Credit Partners Group Holding Foundation and each of its subsidiaries from time to time and (ii) portfolio companies in which any CVC Fund holds an interest or investment (the entities in (i) and (ii) being the “Excluded Entities”), although if Interested Party discloses any Confidential Information to an Excluded Entity or the Excluded Entity receives Confidential Information on Interested Party’s behalf, that Excluded Entity shall, from such time, be deemed to be an Affiliate of Interested Party for all purposes hereunder.

(e) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(f) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(g) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(h) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(i) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof. This Agreement also applies to Confidential Information accessed through any electronic data room made available in connection with a Transaction and supersedes any “click through” acknowledgement or agreement associated with any such electronic data room.

(j) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(k) This Agreement shall expire and cease to have any force or effect on the earlier of (i) the eighteen (18) month anniversary of the date hereof and (ii) the date the Parties enter and deliver an executed Definitive Agreement providing for the consummation of the Transaction; provided, however, that (A)with respect to any Retained Confidential Information retained pursuant to Section 5 of this Agreement, each Party will and will direct its Representatives to continue to undertake reasonable precautions (consistent with the precautions such Party or such Representative ordinarily takes to safeguard its own confidential information) to keep such Retained Confidential Information confidential for the term of this Agreement; and (B) the termination of this Agreement shall not relieve any Party from any liability with respect to any violation or breach of any provision contained in this Agreement.

Signature page follows

The parties have caused this Agreement to be executed as of the date first set forth above.

CVC Advisors (U.S.) Inc.

By:	/s/ Chris Colpitts
Name:	Chris Colpitts
Title:	Senior Managing Director

Address:	One Maritime Plaza, Suite 1610
San Francisco, CA 94111
United States of America

ConvergeOne Holdings Corp

By:	/s/ John McKenna
Title:	Chief Executive Officer

Address:	3344 Highway 149
Eagan, MN 55121